EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
K-Tron International, Inc.

We have issued our reports dated March 10, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of K-Tron International, Inc. and Subsidiaries on Form 10-K for the year ended January 3, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of K-Tron International, Inc. and Subsidiaries on Forms S-8 (File No. 333-136299, effective August 4, 2006; File No. 333-52523, effective May 13, 1998; File No. 333-26531 effective May 6, 1997; File No. 33-07921, effective February 15, 1991 and File No. 33-39039 effective February 15, 1991).

GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 10, 2009